CONSENT OF INDEPENDENT ACCOUNTANTS



                  We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8, and the prospectuses related thereto, of:

                  (1) our report dated February 4, 1998 accompanying the consolidated financial statements of Fortune Brands, Inc. and its subsidiaries as of December 31, 1997 and 1996, and for the years ended December 31, 1997, 1996 and 1995, incorporated by reference into the Annual Report on Form 10-K of Fortune Brands, Inc. for the year ended December 31, 1997; and

                  (2) our report dated February 4, 1998 accompanying the financial statement schedule of Fortune Brands, Inc. and its subsidiaries included in the Annual Report on Form 10-K of Fortune Brands, Inc. for the year ended December 31, 1997.



                                                     COOPERS & LYBRAND L.L.P.




1301 Avenue of the Americas
New York, New York  10020
April 28, 1998